Exhibit 2.1

AMENDMENT NO. 2 TO

STOCK AND ASSET PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment”) is made and entered into effective as of September 4, 2012 and amends the Stock and Asset Purchase Agreement, dated as of March 1, 2012, as amended June 28, 2012 (the “Agreement”), by and among DIGITALOPTICS CORPORATION, a Delaware corporation (“Buyer”), FLEXTRONICS INTERNATIONAL LTD., a company organized under the laws of the Republic of Singapore (“Seller”), and solely with respect to matters set forth in Section 7.06, Section 7.09 and Article 10 of the Agreement, TESSERA TECHNOLOGIES, INC., a Delaware corporation.

RECITALS

WHEREAS, pursuant to Section 9.03(a) of the Agreement, the Agreement may be amended by a written instrument executed by all of the parties; and

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises of the parties, and for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and among the parties as follows:

1.	DEFINITIONS. Capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

2.	AMENDMENT OF DEFINITION OF “OTHER BUSINESS ASSETS PRICE”. The definition of “Other Business Assets Price” in Section 1.01 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Other Business Assets Price” means US$6,767,855 (the “Original Other Business Assets Price”), to be reduced by US$81,047 on the last day of each month following June 30, 2012 through the earlier of the Second Asset Transfer Closing or December 31, 2012 (the “2012 Monthly Depreciation Deduction”), provided that the amount of each 2012 Monthly Depreciation Deduction that occurs after the First Asset Transfer Closing shall be reduced by an amount equal to (i) US$40,524 multiplied by (ii) the quotient of (A) the aggregate net book values (as represented on Schedule 1.01(a)) of the Other Business Assets delivered at the First Asset Transfer Closing divided by (B) the aggregate net book values (as represented on Schedule 1.01(a)) of all of the Other Business Assets (the “Reduced Monthly Depreciation Deduction”). If the Second Asset Transfer Closing does not occur by December 31, 2012, then the Other Business Assets Price shall be further reduced by US$81,047 on January 31, 2013 and on the last day of each month thereafter until the Second Asset Transfer Closing (the “2013 Monthly Depreciation Deduction”). Any and each such 2012 Monthly Depreciation Deduction, Reduced Monthly Depreciation Deduction and 2013 Monthly Depreciation Deduction shall be reflected in the Other Business Assets Price at the Second Asset Transfer Closing.

3.	AMENDMENT OF SCHEDULE 1.01(a). Schedule 1.01(a) to the Agreement is hereby deleted and replaced in its entirety with the attached Schedule 1.01(a).

4.	AMENDMENT OF SECTION 2.01. The reference to “US$23,005,256” in Section 2.01 of the Agreement shall be replaced with “US $22,811,024.”

5.	AMENDMENT OF SECTION 2.02. Section 2.02 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Purchase and Sale of the Other Business Assets.

(a) Upon the terms and subject to the conditions of this Agreement, Seller will cause the Asset Selling Entities to sell, assign, transfer and convey to the Company by delivery, and Buyer will cause the Company to, and the Company will, purchase, acquire and receive from the Asset Selling Entities, the Other Business Assets, free and clear of all Liens, in two separate closings (each, an “Asset Transfer Closing,” and collectively, the “Asset Transfer”). The first Asset Transfer Closing (the “First Asset Transfer Closing”) will involve the delivery of the portion of the Other Business Assets identified in Schedule 1.01(a) as being delivered at the First Asset Transfer Closing (the “First Closing Assets”) and the second Asset Transfer Closing (the “Second Asset Transfer Closing”) shall involve the delivery of the remaining Other Business Assets. In consideration of the sale and transfer of the Other Business Assets to the Company, Buyer will, at Closing, deposit or cause to be deposited with the Escrow Agent an amount in cash equal to the Original Other Business Assets Price plus US$150,000 (which amount represents a good faith estimate of 50% of the Asset Transfer Fees and Expenses to be reimbursed as described in Section 2.02(b)) (the “Escrowed Reimbursement Amount”), to be held in accordance with the terms and conditions set forth in the Escrow Agreement until such time as such amount is released in accordance with the terms of the Escrow Agreement.

(b) At the earlier of the date of the Second Asset Transfer Closing or, subject to Section 7.14(c), the date of the termination of this Agreement, the Buyer shall promptly reimburse Seller for (i) 50% of the Asset Transfer Fees and Expenses paid by Seller and its Affiliates and (ii) 100% of the Post-Closing VAT Adjustment. Payment of such amounts on the date of the Second Asset Transfer Closing shall be as provided in Sections 2.04(c) and 2.04(d). Following the date of the Second Asset Transfer Closing, to the extent that 50% of the aggregate Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates exceeds the amounts paid to Seller or the Asset Selling Entities out of the Escrowed Reimbursement Amount pursuant to Section 2.04(c) (taking into account any payments made to Seller or the Asset Selling Entities pursuant to Section 2.04(d)), then Buyer shall, promptly following receipt of evidence of the additional payments by Seller or its Affiliates in a form reasonably acceptable to Buyer, reimburse Seller or its Affiliates for such difference. Notwithstanding anything in this Agreement to the contrary, if any Asset Transfer Fees and Expenses or Closing Asset Transfer Fees and Expenses are paid by Buyer and its Affiliates, 50% of such amounts may be set off against any amounts that would otherwise be required to be paid under this Section 2.02(b) or otherwise, and, if such amounts are not so set off, shall be reimbursed by Seller to Buyer, it being intended by the parties that all Asset Transfer Fees and Expenses and Closing Asset Transfer Fees and Expenses be borne one half by Seller and its Affiliates and one-half by Buyer and its Affiliates.

(c) If Seller is unable, after making good faith efforts, to cause delivery to the Company of an Other Business Asset due to circumstances out of Seller’s and its Affiliates’ control (including, but not limited to, rejection of importation of assets by P.R.C. customs authorities) and if Seller has alternate assets that are substantially similar or of as comparable utility to such Other Business Asset as commercially practicable, Seller shall use commercially reasonable efforts to present Buyer with a list of such alternative assets as a substitute for such Other Business Asset. Buyer may, at its discretion, either accept a substitute (a “Substitute Other Business Asset”) from such list or elect to reduce the Other Business Assets Purchase Price by the pro rata amount of the net book value of the Other Business Asset not delivered, as represented on Schedule 1.01(a) (an “Elective Price Reduction”).”

6.	AMENDMENT OF SECTION 2.04. Section 2.04 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Asset Transfer Closings.

(a) The First Asset Transfer Closing shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 as soon as reasonably practicable, and no later than five Business Days, after the date when the First Closing Assets (except for First Closing Assets for which a Substitute Other Business Asset has been delivered or for which Buyer has elected to take an Elective Price Reduction) have been delivered to the Company, or at such other time and place as Seller and Buyer may mutually agree. The Second Asset Transfer Closing shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 as soon as reasonably practicable, and no later than five Business Days, after the date when all of the Other Business Assets (except for Other Business Assets for which a Substitute Other Business Asset has been delivered or for which Buyer has elected to take an Elective Price Reduction) have been delivered to the Company, or at such other time and place as Seller and Buyer may mutually agree.

(b) At or prior to each Asset Transfer Closing, Buyer shall cause the Company to deliver to the Asset Selling Entities such amounts as may be necessary to effect the importation to the Company of the Other Business Assets to be delivered in such Asset Transfer Closing. Any amounts payable to the Asset Selling Entities pursuant to the foregoing sentence shall be paid in cash by wire transfer of immediately available funds to an account or accounts of the Asset Selling Entities designated in writing by Seller, to be so designated no later than five Business Days prior to the date of the applicable Asset Transfer Closing. In the event that Buyer or the Company has not delivered to the Asset Selling Entities such amounts at or prior to the applicable Asset Transfer Closing, Buyer and Seller shall jointly instruct the Escrow Agent on the date of the applicable Asset Transfer Closing to release such amounts out of the Escrowed Other Business Assets Price (as defined in the Escrow Agreement) to Seller, the Asset Selling Entities or Seller’s designated Affiliate (such amounts “OBA Escrow Release Amounts”); provided, however, that if Buyer or the Company then separately delivers such amounts to the Asset Selling Entities after the applicable Asset Transfer Closing, Seller shall, or shall cause the Asset Selling Entities or Seller’s designated Affiliate to, within two Business Days of the later of such delivery or the delivery of the corresponding OBA Escrow Release Amounts, reimburse to Buyer or Buyer’s designated Affiliate the corresponding equal amounts that were delivered by the Escrow Agent pursuant to such joint instruction (the “OBA Escrow Release Repayments”). The amounts paid or released to Seller, the Asset Selling Entities or Seller’s designated Affiliates pursuant to this Section 2.04(b) are also subject to possible repayment to Buyer or Buyer’s designated Affiliate as provided in Section 2.04(c) below. Within five Business Days of the delivery of funds to the Asset Selling Entities pursuant to the first sentence of this Section 2.04(b) by the Company, and in no event later than the applicable Asset Transfer Closing, Seller and Buyer shall jointly instruct the Escrow Agent to release to Buyer (or Buyer’s designated Affiliate) an identical amount (as converted to U.S. Dollars at the applicable exchange rate quoted by Bloomberg as of the closing of the most recent day on which such exchange rate is quoted prior to the date of delivery of such funds to Seller or the Asset Selling Entities).

(c) By the date of the Second Asset Transfer Closing, Buyer shall, or shall cause its Affiliates to, deliver (A) the Other Business Assets Price (as reduced by any Elective Price Reductions) and (B) an amount equal to 50% of the Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates as of the date of the Second Asset Transfer Closing (or, if less, the Escrowed Reimbursement Amount) to Seller or the Asset Selling Entities, as the case may be, by wire transfer of immediately available funds to the account or accounts designated by Seller, in the form of U.S. Dollars, in accordance with the terms set forth in the Escrow Agreement. The amounts delivered to Seller, the Asset Selling Entities or Seller’s designated Affiliates pursuant to Section 2.04(b), including the aggregate OBA Escrow Release Amounts delivered (less all OBA Escrow Release Repayments delivered), shall be treated as amounts delivered by Buyer and its Affiliates in payment of the Other Business Assets Price pursuant the foregoing sentence (together with any other payments delivered to Seller, the Asset Selling Entities and/or Seller’s designated Affiliates by the Company, Buyer or any Affiliate of Buyer in payment of the Other Business Assets Price, the “Wired Amounts”); provided, however, that to the extent the Wired Amounts are less than the Other Business Assets Price on the date of the Second Asset Transfer Closing, then Buyer and Seller shall deliver a joint written instruction to the Escrow Agent on such date to distribute to an account designated by Seller an amount out of the Escrowed Other Business Assets Price equal to the amount of the Other Business Assets Price that Seller, the Asset Selling Entities and/or Seller’s designated Affiliates have not received, less any amounts that are or will be covered by a separate joint instruction for OBA Escrow Release Amounts pursuant to Section 2.04(b). In the event that, as of the date that is five Business Days following the Second Asset Transfer Closing, the aggregate amount delivered to Seller, the Asset Selling Entities and/or Seller’s designated Affiliates by the Company, Buyer or any Affiliate of Buyer (including all amounts theretofore delivered by the Escrow Agent to Seller, the Asset Selling Entities and/or Seller’s designated Affiliates out of the Escrowed Other Business Asset Price, less all OBA Escrow Release Repayments theretofore delivered to Buyer or Buyer’s designated Affiliates) for the Other Business Assets and Substitute Other Business Assets, excluding any amounts delivered by the Company, Buyer or any Affiliate of Buyer for the 50% share of the Asset Transfer Fees and Expenses required to be delivered pursuant the first sentence of this Section 2.04(c) and pursuant to Section 2.04(d) (excluding such amounts, the “Other Business Assets FMV”), is greater than the Other Business Assets Price (as reduced by any Elective Price Reductions), Seller shall on such date deliver the amount by which the Other Business Assets FMV exceeds the Other Business Assets Price (as reduced by any Elective Price Reductions), if any, to Buyer or a designated Affiliate of Buyer, by wire transfer of immediately available funds to the account or accounts designated by Buyer, in the form of U.S. Dollars (the “True Up”). For the purpose of computing the True Up, to the extent that any of the amounts delivered to Seller, the Asset Selling Entities and/or Seller’s designated Affiliates by the Company, Buyer or any Affiliate of Buyer involve amounts denominated in Renminbi or any other foreign currency, such amounts shall be converted into the corresponding U.S. Dollar amounts at the applicable exchange rate quoted by Bloomberg as of the closing of the most recent day on which such an exchange rate is quoted prior to the date such amounts were delivered to Seller, the Asset Selling Entities and/or Seller’s designated Affiliates by Buyer, the Company or any Affiliate of Buyer. The True Up shall be deemed to satisfy all obligations to make OBA Escrow Release Repayments then required to be made by Seller as of the date of the True Up, but not any such obligations arising after such date. Prior to the Second Asset Transfer Closing, and as a condition to Buyer’s obligations at the Second Asset Transfer Closing, Seller shall deliver, or cause to be delivered, to Buyer evidence reasonably acceptable to Buyer of the Asset Transfer Fees and Expenses paid by Seller and its Affiliates.

(d) In the event that the Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates as of the date of the Second Asset Transfer Closing (A) exceed US$300,000, Buyer shall deliver, or cause to be delivered to Seller or the Asset Selling Entities, as the case may be, an amount in cash equal to 50% of the amount by which the Asset Transfer Fees and Expenses exceeds US$300,000 by wire transfer of immediately available funds to an account or accounts designated by Seller in the form of U.S. Dollars, or (B) are less than US$300,000, Buyer and Seller shall jointly instruct the Escrow Agent to release to Buyer an amount equal to 50% of the difference between US$300,000 and the aggregate Asset Transfer Fees and Expenses actually paid by Seller and its Affiliates (for the avoidance of doubt, nothing in Section 2.04(c) and this Section 2.04(d) shall limit Buyer’s obligation under Section 2.02(b)). If Seller is required to make a True Up, then Buyer may deduct the amount of its payment obligations under this Section 2.04(d), if any, from the True Up otherwise to be received from Seller, in lieu of delivering additional cash to Seller or the Asset Selling Entities.

(e) At each Asset Transfer Closing, Seller shall deliver, or cause to be delivered, to Buyer and the Company:

(i) a Bill of Sale duly executed by Seller and the applicable Asset Selling Entities for the Other Business Assets and Substitute Other Business Assets to be transferred at such Asset Transfer Closing; and

(ii) such other documents and instruments as Buyer and Seller mutually agree to be reasonably necessary to consummate such Asset Transfer Closing.

(f) Buyer shall deliver, or cause to be delivered, to Seller:

(i) a Bill of Sale duly executed by the Company for the Other Business Assets and Substitute Other Business Assets to be transferred at such Asset Transfer Closing; and

(ii) such other documents and instruments Buyer and Seller mutually agree to be reasonably necessary to consummate such Asset Transfer Closing.”

7.	AMENDMENT OF SECTION 2.05(a)(iv). Section 2.05(a)(iv) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(iv) At each Asset Transfer Closing, the Company shall assume obligations and liabilities arising after the date of such Asset Transfer Closing out of the use or ownership of the Other Business Assets and Substitute Other Business Assets delivered at such Asset Transfer Closing. To the extent an Other Business Asset or a Substitute Other Business Asset is delivered prior to the date of the Asset Transfer Closing at which such asset is to be delivered (an “Early Arriving Asset”), the Company shall assume obligations and liabilities arising after the date of delivery of such Early Arriving Asset out of the use or ownership of such Early Arriving Asset; and”

8.	AMENDMENT OF SECTION 3.06(a). Section 3.06(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Seller and its Affiliates have good and valid title to the Zhuhai Business Assets, and the Asset Selling Entities or the Company have, or shall have at the time of the Asset Transfer Closing at which the applicable Other Business Asset or Substitute Other Business Asset is delivered, good and valid title to the Other Business Assets and Substitute Other Business Assets, in each case, free and clear of all Liens, other than Permitted Liens.”

9.	AMENDMENT OF SECTION 3.14(c). The last sentence of Section 3.14(c) is hereby deleted and replaced in its entirety with the following:

“Except as set forth on Section 3.14(c) of the Seller Disclosure Schedule, the Zhuhai Business Assets and the Other Business Assets are, and each of the Other Business Assets and Substitute Other Business Assets on the date of the Asset Transfer Closing at which such Other Business Asset or Substitute Other Business Asset is delivered will be, (i) in good operating condition and repair, subject to normal wear and tear, (ii) usable in the ordinary course of business and (iii) conform in all material respects to Applicable Law relating to their construction, use and operation.”

10.	AMENDMENT OF SECTION 5.03(a). Section 5.03(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) Except to the extent provided in Section 2.04, effective at and after the Closing, Seller hereby agrees to indemnify the Buyer Indemnified Parties and, effective at the Closing, without duplication, the Company and its successors and assignees against and agree to hold each of them harmless from any Damages suffered, incurred or paid as a result of, in connection with or arising out of (A) any Taxes of the Company with respect to any Pre-Closing Tax Period or arising out of any transaction effected prior to the Closing, (B) Taxes of Seller, the Asset Selling Entities and their Affiliates (other than the Company) for any Tax period, (C) Taxes imposed with respect to the Zhuhai Business Assets with respect to any Pre-Closing Tax Period and Taxes imposed with respect to the Other Business Assets and Substitute Other Business Assets with respect to any Tax period or portion thereof ending on or before the date of the Asset Transfer Closing at which such Other Business Assets or Substitute Other Business Assets were transferred, and (D) Taxes relating to or arising out of the settlement or other resolution of intercompany accounts and agreements as contemplated by Section 7.02. With respect to any Straddle Period, the portion of such Tax that relates to the Pre-Closing Tax Period shall be determined by applying the principles set forth in Section 5.01(b).

11.	AMENDMENT OF SECTION 7.12(a). Section 7.12(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(a) After the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to deliver the Other Business Assets (subject to substitution or deduction pursuant to Section 2.02(c)) to the Zhuhai Facility in order to effect the Asset Transfer and complete the Second Asset Transfer Closing by December 31, 2012. Without limiting the foregoing obligation, Seller shall, in any event, deliver all of the Other Business Assets (subject to substitution or deduction pursuant to Section 2.02(c)) by March 31, 2013.”

12.	AMENDMENT OF SECTION 7.12(b). Section 7.12(b) of the Agreement is hereby deleted and replaced in its entirety with the following:

“(b) With respect to each Other Business Asset (subject to substitution or deduction pursuant to Section 2.02(c)), until such Other Business Asset is transferred to the Buyer or the Company in an Asset Transfer Closing pursuant to Section 2.02, Seller shall, and Seller shall cause its Affiliates:

(i) To maintain such Other Business Asset in substantially the same condition as they are on the date of this Agreement;

(ii) Not to sell, lease, license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or create or incur any Lien (other than Permitted Liens) against such Other Business Asset; and

(iii) Not to fail to comply in any material respect with any Applicable Law relating to such Other Business Asset.”

13.	REFERENCES TO OTHER BUSINESS ASSETS. The references to “Other Business Asset” and “Other Business Assets” in Sections 2.07(b), 3.03, 3.24(c), 3.24(h), 3.27, 5.02, 5.03(c), 6.02(b) and 7.05 of the Agreement shall be construed to also refer to any Substitute Other Business Assets.

14.	AMENDMENT TO FORM OF BILL OF SALE. The Bill of Sale for the transfer of Other Business Assets attached as Exhibit B to the Agreement is hereby amended and restated in the form of Exhibit A attached hereto.

15.	CONTINUED FORCE AND EFFECT. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Agreement or any rights or obligations of any party under or in respect of the Agreement. Except as expressly amended herein, the provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the date hereof, each reference in the Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Agreement, as amended by this Amendment.

16.	COUNTERPARTS. This Amendment may be executed in counterparts, which together will constitute one agreement binding on the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed by their respective authorized officers as of the day and year first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu
Name: Manny Marimuthu
Title: Authorized Signatory

DIGITALOPTICS CORPORATION

By:	/s/ C. Richard Neely, Jr.
Name: C. Richard Neely, Jr.
Title: Executive Vice President and Chief Financial Officer

With respect to matters set forth in Section 7.06, Section 7.09 and Article 10 of the Agreement only:

TESSERA TECHNOLOGIES, INC.

By:	/s/ C. Richard Neely, Jr.
Name: C. Richard Neely, Jr.
Title: Executive Vice President and Chief Financial Officer